IMAX CORPORATION

EXHIBIT 10.1

SUBSCRIPTION AGREEMENT

among

IMAX CHINA HOLDING, INC.,

IMAX CORPORATION,

IMAX (BARBADOS) HOLDING, INC.,

CHINA MOVIE ENTERTAINMENT FV LIMITED,

CMCCP DOME HOLDINGS LIMITED

and

CHINA MOVIE ENTERTAINMENT CMC LIMITED

Dated April 7, 2014

SCHEDULES

SCHEDULE 1	PARTICULARS OF THE GROUP

SCHEDULE 2	DISCLOSURE SCHEDULE

SCHEDULE 3	COLLECTIVE WARRANTIES

SCHEDULE 4	INVESTOR WARRANTIES

EXHIBITS

EXHIBIT A	FORM OF RESTATED ARTICLES

EXHIBIT B	FUNDS FLOW MEMORANDUM

1

SUBSCRIPTION AGREEMENT (this “Agreement”) made on the 7th day of April, 2014

AMONG:

(1)	IMAX CHINA HOLDING, INC., an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands whose registered address is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”);

(2)	IMAX CORPORATION, a corporation incorporated pursuant to the laws of Canada whose registered office is at 2525 Speakman Drive, Mississauga, Ontario, Canada L5K 1B1 (“IMAX Corp”);

(3)	IMAX (BARBADOS) HOLDING, INC., an international business company incorporated pursuant to the laws of Barbados whose registered office is at The Phoenix Centre, George Street, Belleview, St. Michael, Barbados (“IMAX Barbados”);

(4)	CHINA MOVIE ENTERTAINMENT FV LIMITED, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands whose registered office is at the office of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. (“FV”); and

(5)	CMCCP DOME HOLDINGS LIMITED (“CMCCP”), and CHINA MOVIE ENTERTAINMENT CMC LIMITED (“CME”), exempted companies with limited liability incorporated and existing under the laws of the Cayman Islands whose registered office is at the office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, P.O. Box 2547, 69 Dr. Roy’s Drive, George Town, Grand Cayman KY1-1104, Cayman Islands (together, “CMC”; CMC together with FV, the “Investors” and each an “Investor”). For purposes of this Agreement, any references to CMC in this Agreement shall refer to CMCCP and CME on a joint and several basis.

(together the “Parties” and each a “Party”).

RECITALS:

(A)	The Company is an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands. Further particulars of the Company are set forth in Part A of Schedule 1.

(B)	On the date hereof, IMAX Barbados holds 100% of the issued and outstanding Class A Shares (as defined below) of the Company.

(C)	The Parties agree that, upon the terms and subject to the conditions set forth herein, the Company shall allot and issue to the Investors, and the Investors shall subscribe for certain Class C Shares.

AGREEMENT:

SECTION 1

INTERPRETATION

1.1	Definitions. In this Agreement, unless the context otherwise requires the following words and expressions have the following meanings:

“Actual Net Deficit” means the amount derived by (a) the First Completion IMAX Trade Payables owed by the Group to IMAX Corp plus (b) the actual amount of the Financial Indebtedness of the Group plus (c) the Notes minus (d) the actual amount of Cash of the Group minus (e) net proceeds of the FV First Subscription Price and the CMC First Subscription Price (after deducting the payment of 50% of the aggregate amount of expenses incurred by the Parties pursuant to Section 7.1) and minus (f) the IMAX Corp Note, in each case, as of the First Completion Date immediately after giving effect to the transactions set forth in Sections 4.2(a)(ii), 4.2(a)(iii) and 4.2(a)(iv) (as illustrated in Steps 1 to 4 of the Funds Flow Memo). For the avoidance of doubt, for purposes of calculating the “Actual Net Deficit”, the amounts in respect of the foregoing clauses (a), (b), (c) (d) and (f) shall be the actual amounts of each of the First Completion IMAX Trade Payables, the Financial Indebtedness, the Notes, Cash and IMAX Corp Note as shown on the Opening Day Balance Sheet.

“Affiliate” of a Person (the “Subject Person”) means a Person that directly or indirectly through one or more intermediaries Controls or is Controlled by or is under common Control with the Subject Person.

“Assigned Contracts” means the contracts set forth in Schedule 1 to the Assignment Agreement.

“Assigned Rights” means all of IMAX Corp’s economic rights and benefits in and to the Delegated Contracts.

“Assignment Agreement” means the assignment, delegation and services agreement entered into by and between IMAX Corp and HKCo effective as of January 1, 2014.

“Basic Documents” means this Agreement, the Shareholders’ Agreement, the Restated Articles, the Indemnity Agreement, the Letter of Undertaking and the Assignment Agreement.

“Board” means the board of directors of the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks located in the Cayman Islands, the United States of America, Canada, the PRC or Hong Kong are authorized or required by law or executive order to be closed and on which no tropical cyclone warning no. 8 or above and no “black” rainstorm warning signal is hoisted in Hong Kong at any time between 8:00 a.m. and 6:00 p.m. Hong Kong time.

“Cash” shall have the meaning set forth in the Shareholders’ Agreement.

“China” or the “PRC” means the People’s Republic of China, and for purposes of this Agreement excluding Hong Kong and Macau Special Administrative Regions of the PRC and Taiwan.

“Class A Shares” means Common A shares of par value US$0.01 each in the authorized capital of the Company.

“Class C Shares” means Common C shares of par value US$0.01 each in the authorized capital of the Company.

“CMC Shares” means collectively the CMC First Completion Shares and the CMC Second Completion Shares.

“Collective Warranties” means the representations and warranties undertakings of the Company and IMAX Corp set forth in Schedule 3.

“Control” of a Person means (a) ownership of more than 50% of the shares in issue or other equity interests or registered capital of such Person or (b) the power to direct the management or policies of such Person, whether through the ownership of more than 50% of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

“Delegated Contracts” means the contracts set forth in Schedule 2 to the Assignment Agreement.

“Disclosure Schedule” means the disclosure schedule set forth in Schedule 2.

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered or share capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered or share capital, joint venture or other ownership interest (whether or not such derivative securities are issued by such Person).

“Financial Indebtedness” shall have the meaning set forth in the Shareholders’ Agreement.

“First Completion” means the completion of the subscription for and issuance of FV First Completion Shares and the CMC First Completion Shares in accordance with Section 2.1.

“First Completion Date” means the date that is one (1) Business Day after the date of this Agreement.

“First Completion IMAX Trade Payables” means the actual net trade payables payable by the Group to IMAX Corp as of the First Completion Date, which is equal to the total amount of net trade payables due to IMAX Corp from each of HKCo and WFOE, including any related Group consolidation net payables adjustments as of the First Completion Date.

“Funds Flow Memo” means the Funds Flow Memorandum attached hereto as Exhibit B.

“FV Shares” means collectively the FV First Completion Shares and the FV Second Completion Shares.

“Governmental Authority” means any government or subdivision thereof; any department, agency or instrumentality of any government or subdivision thereof; and the governing body of any securities exchange.

“Group” means collectively the Company and its Subsidiaries, and “Group Company” means any of them.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“HKCo” means IMAX China (Hong Kong), Limited, a company limited by shares incorporated and existing under the laws of Hong Kong with its registered office at 12/F Ruttonjee House, 11 Duddell Street, Central, Hong Kong and a wholly-owned subsidiary of the Company.

“HKCo Trade Payables” means net trade payables with an outstanding amount of approximately US$3,200,000 owed by HKCo to IMAX Corp as of December 31, 2013.

“HK$” means Hong Kong Dollars, the lawful currency of Hong Kong.

“IMAX Trade Payables” means the net trade payables that is the total amount of HKCo Trade Payables and WFOE Trade Payables as of December 31, 2013.

“Indemnity Agreement” means the indemnity agreement entered into by and between IMAX Corp and the Company on the date hereof.

“Investor Warranties” means the representations and warranties undertakings of the Investors set forth in Schedule 4.

“Letter of Undertaking” means the letter of undertaking entered into by and among IMAX Corp, HKCo and WFOE on the date hereof.

“Management Accounts” shall have the meaning set forth in Schedule 3.

“Net Asset Value” means the difference between total assets and total liabilities of the Company on a consolidated basis as of the First Completion Date after giving effect to the transactions set forth in Sections 4.2(a)(ii), 4.2(a)(iii), 4.2(a)(iv), 4.2(a)(v) and 4.3(b) (as illustrated in Steps 1 to 8 of the Funds Flow Memo). Net Asset Value shall include any impact of the fair value increment adjustments that are related to the transfer of assets and liabilities pursuant to the Assignment Agreement (being US$9,641,000 as of January 1, 2014). For the avoidance of doubt, for purposes of this calculation, the fair value increment adjustments shall be included, whereas for purposes of the Group consolidation financial statements under US GAAP, the fair value increment adjustments shall be eliminated and have a net zero impact.

“Net Deficit” means negative US four million dollars (- US$4,000,000), derived by (a) the amount of the IMAX Trade Payables (being US$34,500,000) due from the Group to IMAX Corp plus (b) the Financial Indebtedness of the Group (being US$0) plus (c) the Notes (being US$13,500,000 due from the Group to IMAX Corp, assuming Note II is offset and capitalized pursuant to Section 4.2(a)(iii)) minus (d) Cash of the Group (being US$10,000,000) minus (e) net proceeds of the FV First Subscription Price and the CMC First Subscription Price, after deducting the payment of 50% of the aggregate amount of expenses incurred by the Parties pursuant to Section 7.1 (being US$38,000,000) and minus (f) the IMAX Corp Note, in each case with respect to clauses (a), (b), and (d) as of December 31, 2013, and with respect to clause (c) and (f), as of January 1, 2014.

“Note I” means the promissory note with face value $13,500,000 issued by HKCo to IMAX Corp on the First Completion Date, prior to First Completion.

“Note II” means the promissory note with face value $3,338,341 issued by HKCo to IMAX Corp on the First Completion Date, prior to First Completion.

“Notes” means, collectively, Note I and Note II; provided, that to the extent Note II is offset and capitalized pursuant to Section 4.2(a)(iii), the reference to “Notes” in the definition of “Actual Net Deficit” shall be deemed to refer only to Note I.

“Person” means any natural person, firm, company, Governmental Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“Restated Articles” means the Third Amended and Restated Memorandum and Articles of Association of the Company, in the form of Exhibit A, to be adopted by the Company at or prior to First Completion.

“Second Completion” means the completion of the subscription for and issuance of the FV Second Completion Shares and the CMC Second Completion Shares in accordance with Section 2.2.

“Second Completion Date” means the date that is the ten (10)-month anniversary of the First Completion Date; provided that if such date is not a Business Day, the Second Completion Date shall be the next succeeding Business Day or on a subsequent Business Day agreed among the Parties.

“Shareholders’ Agreement” means the shareholders’ agreement entered into by and among IMAX Corp, IMAX Barbados, the Company, FV and CMC on the date hereof.

“Subscribed Shares” means collectively the FV Shares and the CMC Shares.

“Subsidiary” at any time means, in respect of any Person (the “Parent”), any other Person in which the Parent directly or indirectly holds more than 50% of the ownership interests or voting power represented by the Equity Securities of such Person and any Person in respect of which the Parent has the power to appoint a majority of the board of directors or similar governing body of such Person.

“Term Sheet” means the term sheet entered into by and among IMAX Corp, FountainVest Partners (Asia) Limited and China Media Capital (Shanghai) Center L.P. on May 22, 2013.

“US$” means United States Dollars, the lawful currency of the United States of America.

“Warranties” means the Collective Warranties and the Investor Warranties.

“WFOE” means IMAX (Shanghai) Multimedia Technology Co., Ltd. , a wholly-foreign owned enterprise organized and existing under the laws of the PRC with its registered address at Room A421, No. 389, Nanjing West Road, Huangpu District, Shanghai, PRC and a wholly-owned subsidiary of HKCo.

“WFOE Trade Payables” means the net trade payables with an outstanding amount of approximately US$31,300,000 owed by WFOE to IMAX Corp as of December 31, 2013.

1.2	Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

Term	Section
“Adjustment Amount”	Section 4.7(b)
“Agreement”	Preamble
“Arbitration Notice”	Section 12.2(a)
“CMC”	Preamble
“CMC First Completion Shares”	Section 2.1(ii)
“CMC First Subscription Price”	Section 2.1(ii)
“CMC Second Completion Shares”	Section 2.2(b)
“CMC Second Subscription Price”	Section 2.2(b)
“CMCCP”	Preamble
“CME”	Preamble
“Company”	Preamble
“Confidential Information”	Section 6.1
“First Subscription Price”	Section 2.1(ii)
“Fundamental Warranties”	Section 5.6
“FV”	Preamble
“FV First Completion Shares”	Section 2.1(i)
“FV First Subscription Price”	Section 2.1(i)
“FV Second Completion Shares”	Section 2.2(a)
“FV Second Subscription Price”	Section 2.2(a)

“HKIAC”	Section 12.2(b)
“IMAX Cayman Account”	Section 4.2(b)(i)
“IMAX Corp”	Preamble
“IMAX Corp Note”	Section 4.2(a)(iv)
“Indemnified Party”	Section 8.1
“Indemnifying Party”	Section 8.1
“Investor” or “Investors”	Preamble
“Losses”	Section 8.1
“Notices”	Section 10.1
“Opening Day Balance Sheet”	Section 4.3(c)
“Party” or “Parties”	Preamble
“Registered Capital Increase “	Section 4.3(a)
“Representatives”	Section 6.1
“Second Subscription Price”	Section 2.2(b)
“Survival Period”	Section 5.6
“Third Party Claim”	Section 8.4(b)(i)
“Transaction Fees”	Section 7.1

1.3	Interpretation.

(a)	Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

(b)	Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d)	Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(e)	“Or” not Exclusive. Unless the context clearly requires otherwise, “or” shall be inclusive and not exclusive.

(f)	Law. References to “law” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, securities exchange or other self-regulating body, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(g)

References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement.

The words “hereof,” “hereunder” and “hereto,” and words of like shall, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. Unless specified otherwise, a reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(h)	Time. If a period of time and dates from a given day or the day of a given act or event is specified, such period shall be calculated inclusive of that day.

SECTION 2

SUBSCRIPTION FOR SHARES

2.1	First Subscription. On the First Completion Date, upon the terms and subject to the conditions of this Agreement:

(i)	FV shall subscribe for, and the Company shall allot and issue to FV, 168,750 Class C Shares (the “FV First Completion Shares”) for an aggregate subscription price of US$20,000,000 (the “FV First Subscription Price”); and

(ii)	CMC shall subscribe for, and the Company shall allot and issue to CMC, 168,750 Class C Shares (the “CMC First Completion Shares”), to be allocated on an equal basis between CMCCP and CME, for an aggregate subscription price of US$20,000,000 (the “CMC First Subscription Price”, together with the FV First Subscription Price, the “First Subscription Price”).

Completion of the subscription of all the Class C Shares pursuant to this Section 2.1 shall take place simultaneously.

2.2	Second Subscription. On the Second Completion Date, subject to the First Completion having occurred, upon the terms and subject to the conditions of this Agreement:

(a)	FV shall subscribe for, and the Company shall allot and issue to FV, 168,750 Class C Shares (the “FV Second Completion Shares”) for an aggregate subscription price of US$20,000,000 (the “FV Second Subscription Price”); and

(b)	CMC shall subscribe for, and the Company shall allot and issue to CMC, 168,750 Class C Shares (the “CMC Second Completion Shares”), to be allocated on an equal basis between CMCCP and CME, for an aggregate subscription price of US$20,000,000 (the “CMC Second Subscription Price”, together with the FV Second Subscription Price, the “Second Subscription Price”).

Completion of the subscription of all the Class C Shares pursuant to this Section 2.2 shall take place simultaneously.

SECTION 3

CONDITIONS PRECEDENT TO COMPLETION

3.1	No Conditions Precedent to First Completion. There shall be no conditions to the obligations of each Party to proceed with the First Completion provided that all the items set out in Sections 4.2(a) and 4.2(b) are fulfilled at, or prior to, the First Completion.

3.2	Conditions Precedent to Obligations of Investors to Second Completion. The obligation of each Investor to complete the subscription for the FV Second Completion Shares or the CMC Second Completion Shares, as applicable, is conditional upon the satisfaction (or, where legally permissible, waiver by each Investor) of the following conditions:

(a)	there is no case, proceeding or other action (i) under any bankruptcy, insolvency or similar law seeking to have an order of relief entered with respect to the Company, IMAX Barbados or IMAX Corp or seeking to adjudicate the Company, IMAX Barbados or IMAX Corp bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to the Company, IMAX Barbados or IMAX Corp or the debts of the Company or IMAX Corp or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for the Company, IMAX Barbados or IMAX Corp or all or substantial part of each of their property;

(b)	there is no general assignment for the benefit of the creditors of the Company, IMAX Barbados or IMAX Corp; and

(c)	there is no admission in writing of the inability of the Company, IMAX Barbados or IMAX Corp to pay its debts when they become due.

SECTION 4

COMPLETION AND POST-COMPLETION ACTIONS

4.1	Time and Place of First Completion. The First Completion shall take place at the Hong Kong office of Paul, Weiss, Rifkind, Wharton & Garrison on the First Completion Date, or at such other time and place as the Parties may agree.

4.2	Actions at First Completion and after First Completion.

(a)	At First Completion, the Company shall, and IMAX Corp and IMAX Barbados shall, as applicable:

(i)	adopt and cause to be filed with the Registrar of Companies of the Cayman Islands the Restated Articles (to the extent such has not already been adopted and filed at or prior to First Completion);

(ii)	to the extent not already done, complete the assignment transactions contemplated under the Assignment Agreement;

(iii)	to the extent not already done, upon completion of the assignments pursuant to the Assignment Agreement, (x) IMAX Corp shall transfer Note II to IMAX Barbados in consideration of the issuance of 2 new shares in IMAX Barbados to IMAX Corp, (y) upon completion of the transfer in the foregoing sub-clause (x), IMAX Barbados shall transfer Note II to the Company in consideration of the issuance of 699,899 new Class A Shares in the Company to IMAX Barbados and (z) upon completion of the transfer in the foregoing sub-clause (y), the Company shall transfer Note II to HKCo in consideration of the issuance of 2 new shares in HKCo to the Company, the net result of which is the offsetting and extinguishment in full of the balance of Note II;

(iv)	to the extent not already done, upon completion of the actions in Section 4.2(a)(iii) above, (x) IMAX Corp shall subscribe for 1 new share in IMAX Barbados in consideration for the issuance of a promissory note with value US$4,000,000 (“IMAX Corp Note”) in favor of IMAX Barbados and (y) IMAX Barbados shall transfer the IMAX Corp Note to the Company in consideration of the issuance of 100 new Class A Shares in the Company;

(v)	to the extent not already done, upon completion of the actions in Section 4.2(a)(iv) above, the Company shall transfer the IMAX Corp Note to HKCo in consideration of the issuance of 2 new shares in HKCo to the Company;

(vi)	allot and issue the FV First Completion Shares to FV;

(vii)	allot and issue the CMC First Completion Shares to CMC;

(viii)	deliver to FV and CMC a certificate from IMAX Corp signed by a duly authorized officer of IMAX Corp confirming (i) all Assigned Contracts and Assigned Rights have been duly assigned as of the First Completion Date, and (ii) the matters set out in Section 4.2(a)(ii) and that all of the Collective Warranties are true, correct and complete as of the First Completion Date;

(ix)	deliver to each of the Investors a copy of the Board and shareholder resolutions of the Company, in form and substance reasonably satisfactory to the Investors, (a) authorizing the execution and performance of the Basic Documents and the transactions contemplated thereby (including but not limited to the allotment and issuance of the Subscribed Shares to the Investors) and (b) approving the adoption of the Restated Articles; and

(x)	deliver to the Investors a year-end unaudited balance sheet of the Company as of December 31, 2013 which is pro forma adjusted for the First Completion and Second Completion and the actions and adjustments outlined in Sections 4.1 to 4.6.

(b)	At First Completion:

(i)	FV shall pay the FV First Subscription Price in immediately available cleared funds and in US$ to the following account of the Company (the “IMAX Cayman Account”):

Correspondent bank:	The Bank of New York Mellon, NY SWIFT BIC Code: IRVTUS3N Aba No.: 021 000 018

Beneficiary Bank:	Butterfield Bank (Cayman) Limited, Grand Cayman 12 Albert Panton Street, P.O. Box 705, Grand Cayman KY1-1107 Cayman Islands SWIFT BIC Code: BNTBKYKYXXX Account: 803 326 5086

For final credit:	IMAX China Holding, Inc. PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104 Cayman Islands Account: 8401416290011

(ii)	FV and CMC shall each deliver to the Company a certificate from FV and CMC (as the case may be) signed by a duly authorized officer of FV or CMC (as the case may be) confirming that all of the Investor Warranties with respect to itself are true, correct and complete as of the First Completion Date;

(iii)	CMC shall pay the CMC First Subscription Price in immediately available cleared funds and in US$ to the IMAX Cayman Account; and

(iv)	each Investor shall deliver to IMAX Corp and the Company a copy of the Board resolutions and shareholder resolutions (if necessary) of each Investor authorizing the execution and performance of the Basic Documents to which they are a party and the transactions contemplated thereby (including but not limited to subscription of the relevant number of Subscribed Shares by each Investor).

(c)	Within two (2) Business Days after the First Completion Date, the Company shall:

(i)	deliver to each Investor a copy of the register of members of the Company with each Investor duly registered thereon;

(ii)	deliver to FV a share certificate, duly issued in the name of FV and reflecting FV’s ownership of the FV First Completion Shares; and

(iii)	deliver to CMC share certificates, duly issued in the name of CMCCP and CME (as applicable), and reflecting CMC’s ownership of the CMC First Completion Shares.

(d)	On the first Business Day immediately following the First Completion Date, the Company shall appoint: (i) Frank Kui Tang of FV as a director on the Board, (ii) one nominee of FV as a non-voting observer on the Board, (iii) Li Rui Gang of CMC as a director on the Board, (iv) one nominee of CMC as a non-voting observer on the Board, (v) one nominee of IMAX Barbados, who shall be reasonably satisfactory to FV and CMC, as an independent director on the Board, and (vi) six nominees of IMAX Barbados as directors on the Board (to the extent this has not already been done). For the avoidance of doubt, the total number of directors on the Board immediately after First Completion shall be nine.

4.3	Actions after First Completion.

(a)	The Company shall procure that, as soon as practicable after the date of this Agreement, WFOE apply to the relevant Governmental Authority to increase its registered capital from US$5,000,000 to up to US$17,000,000 and its total investment amount from US$12,500,000 to up to US$45,000,000 (the “Registered Capital Increase”).

(b)	As soon as practicable after the First Completion Date, and subject to regulatory requirements applicable to WFOE’s incurring of debt, the Company and the relevant parties shall complete Steps 6 to 9 set out in the Funds Flow Memo, including:

(i)	the Company shall lend US$7,500,000 to WFOE under a committed facility and shall procure that WFOE shall use the US$7,500,000 proceeds to partially repay the WFOE Trade Payables owing to IMAX Corp;

(ii)	the Company shall remit US$20,200,000 to HKCo to subscribe for 8 new shares in HKCo; and

(iii)	the Company shall procure that HKCo shall remit $16,700,000 to IMAX Corp to pay off and extinguish in full the HKCo Trade Payables of US$3,200,000 and Note I of US$13,500,000.

(c)

As soon as practicable after the First Completion Date but in any event within 5 Business Days thereafter, IMAX Corp shall assign, transfer and convey to the Company the China-Equivalent TCL JV Interest (as

such term is defined in Exhibit A of the Shareholders’ Agreement, which interest shall be subject to adjustment as contemplated in Exhibit A of the Shareholders’ Agreement) by procuring that IMAX (Hong Kong) Holding, Limited issue one preferred share to HKCo, in consideration of which HKCo shall transfer to IMAX (Hong Kong) Holding, Limited the IMAX Corp Note received pursuant to Section 4.2(a)(v) above.

(d)	Within 45 days after the First Completion Date, the Company shall deliver to the Investors a balance sheet that sets out: (A) an “opening day” balance sheet as of the date immediately prior to the First Completion Date, prepared on the same basis and applying the same accounting principles, policies and practices used to prepare the Company’s Management Accounts, and (B) a pro-forma “opening day” balance sheet as of the First Completion Date (the “Opening Day Balance Sheet”), prepared on the same basis and applying the same accounting principles, policies and practices used to prepare the Company’s Management Accounts, and assuming that the flow of funds as set forth in Section 4.3(b) (as illustrated in Steps 6 to 9 of the Funds Flow Memo) have been completed.

(e)	IMAX Corp shall, in accordance with and as and when required under the joint venture agreement among Sino Leader (Hong Kong) Limited, IMAX (Hong Kong) Holding, Limited and TCL-IMAX Entertainment Co., Ltd. dated October 29, 2013, contribute an aggregate amount of US$12,500,000 (in cash and in kind), to the extent any amount thereof has not been contributed by IMAX Corp prior to the date of this Agreement.

4.4	Time and Place of Second Completion. The Second Completion shall take place at the Hong Kong office of Paul, Weiss, Rifkind, Wharton & Garrison on the Second Completion Date, or at such other time and place as the Parties may agree.

4.5	Actions at Second Completion and after Second Completion; Use of Proceeds from Second Completion.

(a)	At Second Completion, the Company shall, and IMAX Corp and IMAX Barbados shall:

(i)	allot and issue the FV Second Completion Shares to FV;

(ii)	allot and issue the CMC Second Completion Shares to CMC.

(iii)	immediately after receipt of the FV Second Subscription Price and CMC Second Subscription Price by the Company:

(1)

at the Company’s election, the Company shall remit US$23,800,000 to HKCo, either in whole or in part in the form of subscription for new shares in HKCo or in whole or in part as a shareholder’s loan (provided that any loan shall be in the form of a promissory note with substantially the same commercial terms as Note I);

(2)	upon HKCo’s receipt of the funds in Section 4.5(a)(iii)(1) above and subject to WFOE’s receipt of the relevant approvals from the Governmental Authority for the Registered Capital Increase, the Company shall procure that (x) HKCo shall lend US$16,700,000 to WFOE as a loan under a committed facility and (y) HKCo shall contribute US$7,100,000 in cash to WFOE to subscribe for additional registered capital in WFOE; and

(3)	upon WFOE’s receipt of the funds in Section 4.5(a)(iii)(2) above, the Company shall procure that WFOE shall repay the remaining balance of US$23,800,000 of WFOE Trade Payables, thereby extinguishing in full the approximately $31,300,000 in net trade payables owed by WFOE to IMAX Corp as of December 31, 2013.

(b)	At Second Completion:

(i)	FV shall pay the FV Second Subscription Price to the IMAX Cayman Account; and

(ii)	CMC shall pay the CMC Second Subscription Price to the IMAX Cayman Account.

(c)	Within two (2) Business Days after the Second Completion Date, the Company shall:

(i)	deliver to each Investor a copy of the updated register of members of the Company reflecting each Investor’s ownership of the Class C Shares acquired at the Second Completion;

(ii)	deliver to FV a share certificate, duly issued in the name of FV and reflecting FV’s ownership of the FV Second Completion Shares; and

(iii)	deliver to CMC share certificates, duly issued in the name of CMCCP and CME (as applicable), and reflecting CMC’s ownership of the CMC Second Completion Shares.

4.6	Consequences of No Second Completion. The Parties agree that if the First Completion has taken place but the Second Completion has not taken place by the Second Completion Date solely due to a default of the Investors of their obligations to proceed with Second Completion, the rights of the Investors shall be revised in accordance with Section 2.3 of the Shareholders’ Agreement.

4.7	Adjustment.

(a)	IMAX Corp and IMAX Barbados agree that, as of the First Completion Date, (i) the Actual Net Deficit should equal the Net Deficit and (ii) the Net Asset Value of the Company on a consolidated basis should be no less than US$54,000,000 (after giving effect to the transactions set forth in Sections 4.2(a)(ii), 4.2(a)(iii), 4.2(a)(iv), 4.2(a)(v) and 4.3(b) (as illustrated in Steps 1 to 8 of the Funds Flow Memo)). If, on the First Completion Date, the Actual Net Deficit is not equal to the Net Deficit, and/or the Net Asset Value is less than US$54,000,000, the adjustment mechanism set forth in Sections 4.7(b) and 4.7(c) below shall apply. IMAX Corp and IMAX Barbados also agree and covenant that immediately following the transactions set forth in Sections 4.2(a)(ii), 4.2(a)(iii), 4.2(a)(iv), 4.2(a)(v) and 4.3(b) (as illustrated in Steps 1 to 8 of the Funds Flow Memo), and after deducting the payment of 50% of the aggregate amount of expenses incurred by the Parties pursuant to Section 7.1, the amount of Cash in the Group shall be no less than US$19,000,000.

(b)	If (i) the Actual Net Deficit of the Group is greater than the Net Deficit and/or (ii) the Net Asset Value of the Group is less than US$54,000,000 (the greater of the difference in amounts derived pursuant to clause (i) and clause (ii), the “Adjustment Amount”), IMAX Corp shall, at its discretion, offset the Adjustment Amount on a dollar for dollar basis against either: (1) the amounts which will be required to be remitted by the Company, HKCo, or WFOE (as applicable) as set forth in Section 4.5, and/or (2) the amounts required to be repaid by HKCo under Section 4.3(b)(iii) (including Note I) by capitalizing all or part of the Adjustment Amount to the capital surplus of the Company. For the avoidance of doubt, if both clauses (i) and (ii) in the first sentence of this Section 4.7(b) are true, IMAX Corp shall not be required to make adjustments for both the increase in the Actual Net Deficit and the decrease in the Net Asset Value. Where the mechanism of adjustment to be used by IMAX Corp in respect of the Adjustment Amount pursuant to this Section 4.7(b) is neither the method set forth in (1) or (2) above, such mechanism shall be mutually agreed between IMAX Corp and the Class C Shareholders.

(c)

If the Actual Net Deficit is less than the Net Deficit, IMAX Corp shall make upward adjustments on a dollar for dollar basis by (1) adding such amount to the amounts to be remitted by the Company, HKCo or WFOE (as applicable), (2) a repayment of contributed surplus equal to such amount to the Class A shareholder, and/or (3) the Company declaring a dividend equal to such amount to the Class A Shareholder, in each case subject to the Net Asset Value being equal to or greater than US$54,000,000 and the amount of Cash in the Group being no less than US $19,000,000, in each case after giving effect to (x) such upward adjustments and (y) the transactions set forth in Sections 4.2(a)(ii), 4.2(a)(iii), 4.2(a)(iv), 4.2(a)(v) and 4.3(b) (as illustrated in Steps 1 to 8 of the Funds Flow Memo). Any other mechanism in which the upward adjustment will be made pursuant to this Section

4.7(c) shall be mutually agreed between IMAX Corp and the Class C Shareholders.

(d)	In the event that the Actual Net Deficit deviates from the Net Deficit or the Net Asset Value is less than US$54,000,000, the adjustments to be made in this Section 4.7 shall be the sole and exclusive remedy for all Parties.

SECTION 5

REPRESENTATIONS AND WARRANTIES

5.1	Collective Warranties. The Company hereby represents, warrants and undertakes to each Investor in the terms set forth in Schedule 3 and acknowledges that each Investor in entering into this Agreement is relying on such representations, warranties and undertakings.

5.2	Investor Warranties. Each Investor hereby represents, warrants and undertakes to the Company in the terms set forth in Schedule 4 and acknowledges that the Company in entering into this Agreement is relying on such representations, warranties and undertakings.

5.3	Knowledge of Claims. The Collective Warranties are given subject to the matters in respect of any Collective Warranty (i) disclosed in the Disclosure Schedule (including the schedules and appendices thereof) or (ii) otherwise “Disclosed”, as such term is defined in Schedule 3 herein.

5.4	No Implied Representations or Warranties. The representations and warranties made by the Parties in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties of any kind whatsoever. The Parties hereby expressly disclaim any and all such other or implied representations or warranties.

5.5	Bring-Down to First Completion. Each of the Parties shall procure that the Warranties given by it are true and accurate on the date hereof and on the First Completion Date.

5.6	Survival. The Collective Warranties shall survive for a period up to and including the date that is 18 months after the First Completion Date (the “Survival Period”); provided that (A) Collective Warranties 1.1, 1.3, 1.4, 1.5 and 1.6(a) in Section 1 of Schedule 3 and Collective Warranties 2.1 to 2.4 in Section 2 of Schedule 3 shall survive indefinitely (collectively the “Fundamental Warranties”), (B) if a written notice is delivered to the Company, IMAX Barbados or IMAX Corp pursuant to Section 8.4 with respect to a claim made under Section 8.1 prior to the expiration of the Survival Period, each Collective Warranty identified in such notice of claim shall survive until such claim is finally resolved or is deemed to be withdrawn pursuant to Section 8, whichever is earlier. The Investor Warranties in paragraphs 1, 2 and 6 of Schedule 4 shall survive indefinitely, and the Investor Warranties in paragraphs 3, 4 and 5 of Schedule 4 shall survive for the Survival Period.

SECTION 6

CONFIDENTIALITY; RESTRICTION ON ANNOUNCEMENTS

6.1	General Obligation. Each Party undertakes to the other Parties that it shall not reveal, and that it shall procure that its respective directors, equity interest holders, officers, employees, agents, counsel and advisors who are in receipt of any Confidential Information (as defined below) (collectively, “Representatives”) do not reveal, to any third party any Confidential Information without the prior written consent of the Company or the concerned Party, as the case may be, or use any Confidential Information in such manner that is detrimental to the Company or the concerned Party, as the case may be. For the avoidance of doubt, a Party shall be liable for any breach by such Party’s Representative of the confidentiality obligations contained in this Section 6. The term “Confidential Information” as used in this Section 6.1 means, (a) any information concerning the organization, structure or business of any Party or its Affiliates; (b) the terms of any of the Basic Documents, and the identities of the Parties and their respective Affiliates; and (c) any other information or material prepared by a Party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information.

6.2	Exceptions. The provisions of Section 6.1 shall not apply to:

(a)	disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of the Representatives in violation of this Agreement;

(b)	disclosure of information that becomes available to a Party on a non-confidential basis from a source other than the other Parties or its Representatives, provided that (i) such source is not known by such Party to be bound by a legal, fiduciary or contractual obligation of confidentiality or secrecy to the other Parties and (ii) subject to subparagraphs (a), (c) and (d) of this Section 6.2, the receiving Party will use reasonable efforts to keep such information confidential;

(c)	disclosure by a Party (A) to a Representative, an Affiliate or such Party’s direct or indirect equity holders (including its limited partners or limited partners of any of its feeder or co-investment funds) in accordance with its customary reporting obligations to such direct or indirect equity holders (including its limited partners or limited partners of any of its feeder or co-investment funds), provided that such Affiliates and Representatives are under an obligation of confidentiality (whether professional or contractual), or (B) for customary fund-raising purposes, it being understood that, for purposes of clause (B) only, such information shall include the items set forth on Schedule 3 of the Shareholders’ Agreement only, provided that the recipient of any Confidential Information is obligated to keep such information confidential pursuant to a customary confidentiality agreement; and

(d)	disclosure, after giving prior notice to the other Parties to the extent and as soon as reasonably practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock or securities exchange on which the shares of a Party or its parent company are listed or by applicable laws or governmental regulations or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; provided that no prior notice to any Party shall be required to be given under this Section 6.2(d) with respect to any dispute arising out of or relating to this Agreement.

6.3	Publicity. Save as required by law or by any Governmental Authority including any relevant stock or securities exchange or otherwise agreed by all the Parties, no publicity release or public announcement concerning the relationship or involvement of the Parties shall be made by any Party or its parent company; provided that any initial press release or initial public announcement in connection with this Agreement or any transaction contemplated hereunder (whether required by any Governmental Authority, stock exchange or otherwise) shall be reviewed and agreed in writing by all Parties hereto prior to its release or announcement.

SECTION 7

EXPENSES

7.1	Fees and Expenses. All Parties shall bear their own respective expenses incurred in connection with the preparation, execution, negotiation and performance of this Agreement and the other Basic Documents and the transactions contemplated hereby and thereby, including all fees and expenses of advisors, representatives, counsels and accountants (“Transaction Fees”). Notwithstanding the first sentence of this Section 7.1, 50% of Transaction Fees payable by the Company (including fees and expenses of the Company’s legal and financial advisors) shall be reflected as a reduction to the cash remitted to IMAX Corp consistent with the treatment of Transaction Fees contemplated in the Funds Flow Memo.

SECTION 8

INDEMNIFICATION

8.1

Indemnification. Subject to the provisions of this Section 8, the Company, IMAX Barbados and IMAX Corp (each an “Indemnifying Party”) shall, jointly and severally, indemnify, defend and hold harmless each Investor, its Affiliates and their respective directors, officers, employees, permitted successors and assigns (including any transferee of the Subscribed Shares) (each an “Indemnified Party”) from and against any and all losses, damages, liabilities, claims, proceedings, costs and expenses (including the fees, disbursements and other charges of counsel actually and reasonably incurred by an Indemnified Party in any action between any Indemnifying Party and an Indemnified Party or between an Indemnified Party and any third party in connection with any investigation, evaluation or defense of a claim or otherwise), demands or actions (collectively, “Losses”) resulting from or arising out of any breach by any Indemnifying Party of any of the Collective Warranties. Without prejudice to the Indemnified Parties’ rights hereunder or the Indemnifying Parties’ obligations hereunder, if the Indemnifying Party disputes the amount of Losses claimed by an Indemnified Party pursuant to an indemnity claim, and the Indemnifying Party initiates arbitration in accordance with Section 12.2 in relation to such claim, the Indemnifying Party shall not be obligated to pay indemnification for such Losses until the amount thereof has been finally determined by the arbitration tribunal; provided that, with respect to any amount under such claim that is not in dispute, the Indemnifying Party shall promptly indemnify and pay or reimbursement such amount to the Indemnified Parties.

8.2	Breach of Collective Warranties. Subject to Sections 8.3, 8.4 and 8.5, any indemnity as referred to in Section 8.1 for breach of a Collective Warranty shall be such as to place an Indemnified Party in the same position (and not better) as it would have been had there not been any breach of the Collective Warranty under which such Indemnified Party is to be indemnified.

8.3	Indemnification Cap and Minimum Claim. Notwithstanding anything to the contrary herein:

(a)	In no event shall any Indemnifying Party be liable under this Agreement for any indirect or unforeseeable, speculative, exemplary or punitive damages of such Indemnified Party.

(b)	An Indemnifying Party shall not be liable in respect of any claim for any Losses (or a series of claims arising from substantially similar facts or circumstances) for any breach of the Collective Warranties (other than any breach of any Fundamental Warranties) unless and until the amount that would otherwise be recoverable from the Indemnifying Party (but for this Section 8.3(b)) in respect of any such claim or series of claims arising from substantially similar facts or circumstances in aggregate exceeds US$50,000.

(c)	An Indemnifying Party shall not be liable in respect of a claim for any Losses for any breach of the Collective Warranties (other than any breach of any Fundamental Warranties) unless and until the amount that would be otherwise recoverable from the Indemnifying Party (but for this Section 8.3(c)) in respect of such claim, when aggregated with any other amount or amounts recoverable from the Indemnifying Party in respect of other claims (excluding any amounts in respect of a claim for which the Indemnifying Party has no liability because of Section 8.3(b)), exceeds US$2,000,000. In such an event, the Indemnifying Party shall be liable for the entire amount of any such Loss.

(d)

For the avoidance of doubt and notwithstanding any other provision in this Agreement, in no circumstance shall the Indemnifying Parties’ aggregate liability in respect of all Losses resulting from or arising out of any breach by any Indemnifying Party of the Collective Warranties (other than any breach of any Fundamental Warranties) exceed the aggregate amount actually received by the Company from the Investors pursuant to Section 2.

(e)	Each Investor shall procure and ensure that all commercially reasonable steps are taken and all commercially reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation would give rise to a liability in respect of any claim under this Agreement.

(f)	For the avoidance of doubt, any claim for a breach of a Collective Warranty shall be qualified by and subject to any relevant disclosure made in the Disclosure Schedule or otherwise “Disclosed”, as such term is defined in Schedule 3, against on such Collective Warranties.

Notwithstanding the above provisions of this Section 8.3, the limitation provided in this Section 8.3 shall not apply to any Losses incurred by any Indemnified Party as a result of any Indemnifying Party’s fraud, bad faith or willful misconduct.

8.4	Claim Procedure.

(a)	Direct Claims. If an Indemnified Party shall have a claim for indemnification hereunder for any claim other than a claim asserted by a third party, the Indemnified Party shall, as promptly as is practicable, but in any event no later than twenty (20) days following such Indemnified Party’s knowledge of such claim, give written notice of the claim to the Indemnifying Parties (stating in reasonable detail the nature of the claim, the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted and, if practicable, the amount claimed). The failure to make timely delivery of such written notice by the Indemnified Party to the Indemnifying Parties shall not relieve the Indemnifying Parties from any liability under Section 8.1 with respect to such matter, except to the extent the Indemnifying Parties are actually materially prejudiced by failure to give such notice. For the avoidance of doubt, any claim notified in accordance with this Section 8.4(a) and not satisfied, settled, withdrawn or otherwise in the process of being resolved pursuant to Section 12.2 is deemed withdrawn against the applicable Indemnifying Party on the expiry of the period of 12 months starting on the day of notification of the claim (or in the case of a claim in respect of a contingent liability, 12 months after such contingent liability becomes an actual liability and is due and payable), unless proceedings in respect of the claim have been issued and served on the applicable Indemnifying Party prior to such date.

(b)	Third Party Claims.

(i)

If an Indemnified Party receives notice or otherwise obtains knowledge of any matter that may give rise to an indemnification claim against the Indemnified Party by a third party (“Third Party Claim”), then the Indemnified Party shall promptly, but in no event more than twenty (20) days following such Indemnified Party’s receipt of a Third Party Claim, deliver to the Indemnifying Parties a written notice describing, to the extent practicable, such matter in reasonable detail, including the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto. The failure to make timely delivery of such written notice by the Indemnified Party to the Indemnifying Parties shall not relieve the Indemnifying Parties from any liability under Section 8.1 with respect to such matter, except to the extent the Indemnifying Parties are actually materially prejudiced by failure to give such notice. The Indemnifying Parties shall have twenty (20) days after receipt of such written notice to notify the Indemnified Parties that they wish to assume the defense of any such matter with its own counsel, and shall proceed diligently to defend such matter after its notification to the Indemnified Parties.

(ii)	If any Indemnifying Party elects to assume the defense of any such matter, then:

(1)	the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense (subject to sub-clauses (3) and (4) below);

(2)	the Indemnified Party shall have no obligation to participate in any such defense and, shall have the obligation to assist in such defense as reasonably requested by the Indemnifying Party at the expense of the Indemnifying Party;

(3)	subject to sub-clause (1) above, the Indemnified Party shall have the right to be informed of the status of such defense on a reasonably timely basis and may provide input to the Indemnifying Party from time to time;

(4)

notwithstanding anything to the contrary contained in this Agreement, such Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party against any attorneys’ fees or other expenses incurred by the Indemnified Party in connection with such matter following such Indemnifying Party’s election to assume the defense of such matter, unless the Indemnified Party reasonably shall have concluded (upon written advice of its counsel) that, with respect to such claims, the Indemnified Party and such Indemnifying Party may have different, conflicting, or adverse legal positions or interests; and

(5)	such Indemnifying Party shall not, without the written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed, settle or compromise any pending or threatened litigation in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such litigation) or consent to the entry of any judgment which (x) does not, to the extent that the Indemnified Party may have any liability with respect to such litigation, include an unconditional release of the Indemnified Party from all liability in respect of such litigation, (y) includes any statement as to or an admission of fact, culpability or a failure to act, by or on behalf of the Indemnified Party, or (z) in any manner involves any injunctive relief against the Indemnified Party.

(iii)	If any Indemnifying Party elects not to assume the defense of such matter, then the Indemnified Party shall proceed diligently to defend such matter with the assistance of counsel reasonably satisfactory to the such Indemnifying Party; provided, that the Indemnifying Party shall promptly pay all fees and expenses of such counsel, and provided, further, the Indemnified Party shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of such Indemnifying Party, such consent not to be unreasonably withheld or delayed.

(iv)	The procedures in this Section 8.4(b) shall not apply to direct claims of an Indemnified Party.

(c)	The Indemnifying Parties shall pay or cause to be paid to the Indemnified Party the amount of all Losses by cash wire transfer in immediately available cleared funds to a bank account designated by the Indemnified Party within five (5) Business Days after final determination that such Loss is indemnifiable pursuant to and subject to the limitations and procedures set forth in this Section 8.

8.5	Specific Limitations.

(a)

The Indemnifying Parties are not liable in respect of any Losses to the extent that the matter giving rise to such Losses would not have arisen but for the passing of, or a change in, after the date of this Agreement, a law, rule, regulation, interpretation of the law or administrative practice of a government, governmental department, agency or regulatory body or an increase in the Tax (as defined in Schedule 3) rates or an imposition of Tax or a change in the generally accepted accounting principles the relevant Group Company is subject to, in each case not actually or prospectively in force on the date of this Agreement.

(b)	The Indemnifying Parties are not liable in respect of any Losses to the extent that:

(i)	the liability has been adequately provided for or reserved or was reasonably apparent as a liability in the Management Accounts;

(ii)	payment or discharge of the relevant matter has been taken into account and reflected in the accounts referred to in Section 8.5(b)(i); or

(iii)	in respect of any liability which is contingent, unless and until such contingent liability becomes as actual liability.

(c)	The Indemnifying Parties shall not have any liability under this Section 8 in connection with any particular event, development or fact to the extent that (i) such liability is covered by insurance for the benefit of, and insurance proceeds are actually recovered by, the Indemnifying Parties or (ii) the Indemnified Parties are otherwise entitled to, and have actually recovered, reimbursement or payment from a third party in respect of such liability.

(d)	The rights to indemnification under Section 8 shall not be subject to set-off against any obligations or amounts due to the Indemnifying Parties from the Investors, including, without limitation, under any provisions of this Agreement or any other Basic Document.

(e)	No Indemnified Party shall be entitled to recover more than once in respect of any Losses suffered by such Indemnified Party.

8.6	Exclusive Remedy Post First Completion. After the First Completion, the Investors’ exclusive remedy for breach of the Collective Warranties by any Indemnifying Party is to make a claim under this Section 8, and each of the Investors acknowledges and agrees that it shall not have any other right to make any other claim against the Company, IMAX Corp or IMAX Barbados and hereby waives all rights to make any such claim in respect of such breach; provided that this exclusive remedy for Losses does not preclude any Investor from pursuing remedies under applicable laws for fraud, bad faith or willful misconduct.

SECTION 9

EFFECTIVE DATE AND TERMINATION

9.1	Effective Date. This Agreement shall become effective upon execution hereof by all of the Parties and shall continue in force until terminated in accordance with Section 9.2.

9.2	Termination. This Agreement may be terminated at any time upon the mutual written consent of each of the Parties.

9.3	Survival. If this Agreement is terminated in accordance with Section 9.2, it shall become void and of no further force and effect, except for the provisions of Section 6 (Confidentiality; Restriction on Announcements), Section 7 (Expenses), Section 9.2 (Termination), this Section 9.3 (Survival), Section 10 (Notices), Section 11 (Miscellaneous) and Section 12 (Governing Law and Jurisdiction); provided, however, that such termination shall, unless otherwise agreed by the Parties, be without prejudice to the rights of any Party in respect of a breach of this Agreement prior to such termination.

SECTION 10

NOTICES

10.1	Notice Addresses and Method of Delivery. All notices, requests, demands, consents and other communications (“Notices”) required to be given by any Party to any other Party shall be in writing and delivered by hand delivery or courier; prepaid registered letter sent by first class mail (express courier if to an address in a country other than the country in which the sender is situated), return receipt request or facsimile or email to the applicable Party at the address or facsimile number stated below:

If to the Company:	IMAX China Holding Inc.
PO Box 309, Ugland House, Grand Cayman, KY1-
1105, Cayman Islands
Attention: Maples Corporate Services Limited
Facsimile No.: +1 345 949 8080

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison
12th Floor, Hong Kong Club Building,
3A Chater Road,
Central,
Hong Kong
Attention: Jeanette K. Chan
Facsimile No.: +852 2840 4300

if to IMAX Barbados or IMAX Corp:

IMAX Corporation
2525 Speakman Drive, Mississauga, Ontario,
Canada L5K 1B1
Attention: General Counsel
Facsimile No.: +1 905 403 6468

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison
12th Floor, Hong Kong Club Building,
3A Chater Road,
Central,

Hong Kong
Attention: Jeanette K. Chan
Facsimile No.: +852 2840 4300

if to FV:	China Movie Entertainment FV Limited
Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue,
George Town,
Grand Cayman KY1-9005
Cayman Islands
Attention: Neil Gray & Kareen Watler
Fascimile No.: +1 345 945 4757

with a copy to:

FountainVest Partners (Asia) Limited
Suite 705-708, ICBC Tower
3 Garden Road Central, Hong Kong
Attention: Mr. Alex Zhang / Mr. Leon Xu / Mr.
Brian Lee
Email: alexzhang@fountainvest.com /
leonxu@fountainvest.com /
brianlee@fountainvest.com
Fascimile No.: +852 3107 2490

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson
1601 Chater House
8 Connaught Road Central
Hong Kong
Attention: Douglas Freeman / Victor Chen
Facsimile No.: +852 3760-3611
Email: douglas.freeman@friedfrank.com /
victor.chen@friedfrank.com

if to CMC:	CMC Capital Partners
Unit 3607-3608, The Center, No. 989 Changle Road,
Xuhui District, Shanghai
Attention: Clark Xu
Facsimile No.: +86 21 5466-1250

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson
1601 Chater House
8 Connaught Road Central
Hong Kong
Attention: Douglas Freeman / Victor Chen
Facsimile No.: +852 3760-3611

Email: douglas.freeman@friedfrank.com /
victor.chen@friedfrank.com

or, as to each Party, at such other address or facsimile number as shall be designated by such Party in a notice to the other Party containing the new information in the same format as the information set out above and complying as to delivery with the terms of this Section 10.

10.2	Time of Delivery. Any Notice delivered:

(a)	by hand delivery shall be deemed to have been delivered on the date of actual delivery;

(b)	by prepaid registered letter or express courier shall be deemed to have been delivered four (4) Business Days after the date of posting or delivery to the courier (if by prepaid registered letter to an address in a country other than the country in which the sender is situated, shall be deemed to have been delivered eight (8) Business Days after the date of posting);

(c)	by facsimile shall be deemed to have been delivered on the day the transmission is sent (as long as the sender has a confirmation report specifying a facsimile, a facsimile number of the recipient, the number of pages sent and the date of the transmission); and

(d)	by electronic mail shall be deemed to have been delivered upon confirmation of successful transmission.

10.3	Proof of Delivery. In proving delivery of any Notice it shall be sufficient:

(a)	in the case of delivery by hand delivery or courier, to prove that the Notice was properly addressed and delivered;

(b)	in the case of delivery by prepaid registered letter, to prove that the Notice was properly addressed and posted; and

(c)	in the case of delivery by facsimile transmission, to prove that the transmission was confirmed as sent by the originating machine to the facsimile number of the recipient, on the date specified.

SECTION 11

MISCELLANEOUS

11.1	No Partnership. The Parties expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Parties do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves, solely by virtue of each Investor’s status as the holder of the Class C Shares.

11.2	Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

11.3	Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by the other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

11.4	Entire Agreement. This Agreement (together with the other Basic Documents) constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings (including the Term Sheet) relating to such subject matter.

11.5	Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable, they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of this Agreement as remain not so deleted.

11.6	Counterparts. This Agreement may be executed in one or more counterparts including counterparts transmitted by e-mail (with any attachments in pdf format) or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

11.7	Transfer; No Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties. The Investors shall not be permitted to assign any of their rights or obligations under this Agreement to any Person except with the prior written consent of the Company; provided, that notwithstanding the foregoing, (a) prior to Second Completion, none of the Investors may assign its rights and obligations under this Agreement other than in accordance with Section 3.4(a) of the Shareholders’ Agreement, and (b) after the Second Completion, each of the Investors may assign its rights and obligations under this Agreement to one or more of its Affiliates without the prior written consent of the Company.

11.8	Specific Performance. Each Party shall have the right, in addition to any other rights and remedies existing in their favor under this Agreement, to enforce their rights and obligations of the other Parties hereunder by an action or actions for specific performance, injunctive and/or other equitable relief. If any such action is brought by a Party to enforce this Agreement, the other Parties hereby waive the defense that there is an adequate remedy at law and any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.

11.9

Further Assurance. If at any time after the First Completion and the Second Completion any further action is necessary or desirable to fully effect the transactions contemplated hereby, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

SECTION 12

GOVERNING LAW AND JURISDICTION

12.1	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THEREUNDER.

12.2	Arbitration.

(a)	Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement (or the interpretation, breach, termination or validity thereof) shall be resolved through arbitration. A dispute may be submitted to arbitration upon the request of any Party with written notice to the other Parties (the “Arbitration Notice”).

(b)	The arbitration shall be conducted in Hong Kong and administered by the Hong Kong International Arbitration Centre (the “HKIAC”) under the UNCITRAL Arbitration Rules in force at the time of the initiation of the arbitration. There shall be three arbitrators. No arbitrator shall be a national of Canada or the PRC. The claimants to the dispute shall collectively choose one arbitrator, and the respondents shall collectively choose one arbitrator, within thirty (30) days after the delivery of the Arbitration Notice to the other Parties. Both arbitrators shall agree on the third arbitrator within thirty (30) days of their appointment. If any of the members of the arbitral tribunal have not been appointed within thirty (30) days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of the HKIAC. The arbitration shall be conducted in English.

(c)	If an arbitration panel has already been formed under any other Basic Document and is in existence at the time a demand for arbitration is made under this Agreement, the Parties shall submit the dispute to the same panel.

(d)	Each Party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such Party.

(e)	The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

(f)	When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(g)	The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(h)	Either Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

IMAX CORPORATION

By:	/s/ Joseph Sparacio
	Name:	Joseph Sparacio
	Title:	Executive Vice President and
Chief Financial Officer

By:	/s/ Ed MacNeil
	Name:	Ed MacNeil
	Title:	Senior Vice President, Finance

IMAX CHINA HOLDING, INC.

By:	/s/ G. Mary Ruby
	Name:	G. Mary Ruby
	Title:	Sole Director

IMAX (BARBADOS) HOLDING, INC.

By:	/s/ G. Mary Ruby
	Name:	G. Mary Ruby
	Title:	Sole Director

CHINA MOVIE ENTERTAINMENT FV LIMITED

By:	/s/ Neil Gray
	Name:	Neil Gray
	Title:	Director

CMCCP DOME HOLDINGS LIMITED

By:	/s/ Ruigang Li
	Name:	Ruigang Li
	Title:	Authorized Signatory

CHINA MOVIE ENTERTAINMENT CMC LIMITED

By:	/s/ Clark Xu
	Name:	Clark Xu
	Title:	Authorized Signatory

SCHEDULE 1

PARTICULARS OF THE GROUP

PART A – DETAILS OF THE COMPANY AT SIGNING

Name:	IMAX China Holding, Inc.

Registered Number:	MC-244792

Date of Incorporation:	August 30, 2010

Place of Incorporation:	Cayman Islands

Registered Office:	PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands

Authorized share capital:

Prior to adoption of Restated Articles:

US$50,000 divided into (i) 4,700,000 voting Common A Shares of par value US$0.01 each, (ii) 300,000 non-voting Common B Shares of par value US$0.01 each.

After adoption of Restated Articles:

US$62,562.50 divided into (i) 4,700,000 voting Common A Shares of par value US$0.01 each, (ii) 300,000 non-voting Common B Shares of par value US$0.01 each, (iii) 750,000 voting Common C Shares of par value US$0.01 each and 506,250 Common D Shares of par value US$0.01 each.

Issued share capital:	2,000,001 Common A Shares

Shareholders:	IMAX (Barbados) Holding, Inc. – 2,000,001 Common A Shares

Directors:	G. Mary Ruby

Secretary:	G. Mary Ruby

Outstanding Charges:	75% of the issued shares of the Company are mortgaged and charged by IMAX Barbados in favor of Wells Fargo Bank, National Association, pursuant to a share mortgage dated February 7, 2013, as amended from time to time.

Subsidiaries (and percentage of	IMAX China (Hong Kong), Limited – 100%

shareholding):	IMAX (Shanghai) Multimedia Technology Co., Ltd. – 100%

PART B – DETAILS OF THE COMPANY’S SHAREHOLDING IMMEDIATELY AFTER FIRST COMPLETION

1.	Immediately after First Completion

(a)	Capitalization Table

Type of Shares	Number of Authorized Shares	Number of Issued and Outstanding Shares
Common A	4,700,000	2,700,000
Common B	300,000	0
Common C	750,000	337,500
Common D	506,250	0

Total	6,256,250	3,037,500

(b)	Shareholding

Registered Shareholder	No. of Shares	Type of Shares	Percentage of Shareholding
IMAX (Barbados) Holding, Inc.	2,700,000	Common A	88.89%
China Movie Entertainment FV Limited	168,750	Common C	5.56%
CMCCP Dome Holdings Limited	84,375	Common C	2.78%
China Movie Entertainment CMC Limited	84,375	Common C	2.78%

2.	Immediately after Second Completion (assuming Second Completion occurs)

(c)	Capitalization Table

Type of Shares	Number of Authorized Shares	Number of Issued and Outstanding Shares
Common A	4,700,000	2,700,000
Common B	300,000	0
Common C	750,000	675,000
Common D	506,250	0

Total	6,256,250	3,375,000

(d)	Shareholding

Registered Shareholder	No. of Shares	Type of Shares	Percentage of Shareholding
IMAX (Barbados) Holding, Inc.	2,700,000	Common A	80%
China Movie Entertainment FV Limited	337,500	Common C	10%
CMCCP Dome Holdings Limited	168,750	Common C	5%
China Movie Entertainment CMC Limited	168,750	Common C	5%

PART C – DETAILS OF HKCO AT SIGNING

Name:	IMAX China (Hong Kong), Limited

Registered Number:	1528022

Date of Incorporation:	November 12, 2010

Place of Incorporation:	Hong Kong

Registered Office:	12/F Ruttonjee House, 11 Duddell Street, Central, Hong Kong

Authorized share capital:	HK$10,000.00 divided into 10,000 shares

Issued share capital:	2 shares

Shareholders:	IMAX China Holding, Inc. – 2 shares

Directors:	1 – Richard Lewis Gelfond 2 – Joseph Sparacio 3 – Robert Darin Lister

Secretary:	Ace Secretaries Limited

Outstanding Charges:	NIL

Subsidiaries (and percentage of shareholding):	IMAX (Shanghai) Multimedia Technology Co., Ltd. – 100%

PART D – DETAILS OF WFOE AT SIGNING

Chinese Name:

English Name:	IMAX (Shanghai) Multimedia Technology Co., Ltd.

Registration No:	310000400652178 (Huangpu)

Registered with:	Shanghai Administration for Industry and Commerce

License No.:	01000002201105310010

Enterprise Identity:	000000022011053100299

Date of Incorporation:	May 31, 2011

Place of Incorporation:	PRC

Registered Office:	Room A421, No. 389, Nanjing West Road, Huangpu District, Shanghai

Registered Capital:	US$5,000,000

Paid-in Capital:	US$5,000,000

Total Investment Amount:	US$12,500,000

Shareholders (Promoter):	IMAX China (Hong Kong), Limited

Term of Operation:	30 years: May 31, 2011 to May 30, 2041

Scope of Business:	Technical research and development, technical consulting, technical training and marketing in relation to movie theater systems and multimedia technology and provision of after-sales services (including installation); lease, wholesale, import, maintenance and repair of movie theater machinery, equipment, systems and software; research and development of software and hardware (the commodities which are subject to any quota or permit should follow the relevant regulations) (any business which is subject to an administrative permit should be operated after obtaining such permit).

Legal Representative:	Robert Darin Lister

Directors:	1 – Robert Darin Lister 2 – Joseph Sparacio 3 – Richard Lewis Gelfond

Supervisors:	Edward Paul MacNeil

Outstanding Charges:	NIL

Subsidiaries (and percentage of shareholding):	NIL

SCHEDULE 2

DISCLOSURE SCHEDULE

[see attached]

SCHEDULE 3

COLLECTIVE WARRANTIES

Definitions

In this Schedule 3 and Schedule 4, capitalized terms not otherwise defined have the meanings set forth in this Agreement, and the following terms have the meanings specified:

“Action” shall be as defined in Section 11.1 of this Schedule 3.

“Approvals” means any consent, permit, approval, authorization, waiver, grant, concession, license, exemption, order, registration or certificate granted by any governmental, administrative or regulatory body, department, agency, court or commission in respect of the filings, documents, reports or notices submitted to such governmental, administrative or regulatory body, department, agency, court or commission.

“Assets” means all assets, rights and privileges of any nature and all goodwill associated therewith, including without limitation all rights in respect of Contracts, all Intellectual Property, and Equipment used in the conduct of the Principal Business of the Group Companies, but excluding rights in respect of real property.

“Contracts” means all contracts, agreements, licenses, engagements, leases, financial instruments, purchase orders, commitments and other contractual arrangements, which are currently subsisting and effective and which have not been terminated or completed.

“Disclosed” means, in respect of any Collective Warranty (subject to the proviso in sub-clause (iv) below), disclosed in (i) the Disclosure Schedule (including the schedules and appendices thereof) or (ii) all matters reasonably apparent in the Basic Documents, (iii) all matters reasonably apparent in the Management Accounts, (iv) all matters reasonably apparent in the report produced by PriceWaterhouseCoopers in relation to the Management Accounts (but only disclosed against Collective Warranties in Sections 8.1 and 10.1 to 10.5(a) of this Schedule 3) or (v) the public filings for financial years 2011, 2012 and 2013 on the website of the United States Securities and Exchange Commission or EDGAR (Electronic Data Gathering, Analysis, and Retrieval), excluding for (v), “risk factor” sections or any language in such filings that are cautionary, predictive or forward-looking in nature, in each case other than any specific factual information contained therein.

“Encumbrances” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (b) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (d) any adverse claim as to title, possession or use.

“Equipment” means all the plant and machinery, tools and equipment, vehicles and office furniture, computer equipment and other tangible assets.

“ESOP” means the Company’s employee long term incentive plan adopted on October 29, 2012.

“Greater China” means the PRC, Hong Kong and Macau Special Administrative Regions of the PRC and Taiwan.

“IFRS” means International Financial Reporting Standards.

“Intellectual Property” means all letters patent, trademarks, service marks, registered designs, domain names, copyrights, inventions and Know-how.

“Intercompany Agreements” means the agreements set forth on Schedule 2 of the Shareholders’ Agreement and the Personnel Secondment Agreement dated as of August 11, 2011 by and between IMAX Corp and the WFOE.

“IP Licenses” shall be as defined in Section 5.6(a) of this Schedule 3.

“Know-how” means all know-how, lists of customers or suppliers, trade secrets, technical processes or other confidential information relating thereto.

“Knowledge of the Company” means the knowledge of the directors of the Company after reasonable inquiry in circumstances in which a reasonably prudent person in a similar position would conduct such inquiry.

“Leases” shall be as defined in Section 5.5 of this Schedule 3.

“Management Accounts” means (i) the unaudited pro forma balance sheet of the Company as of the Management Accounts Date, and the unaudited pro forma statement of income for the 9 month period ending on such date and (ii) the unaudited pro forma balance sheet of the Company as of December 31, 2012 and the unaudited pro forma statements of income for the year ended December 31, 2012 and (iii) the unaudited pro forma balance sheet of the Company as of December 31, 2011 and the unaudited pro forma statements of income for the year ended December 31, 2011.

“Management Accounts Date” means September 30, 2013.

“Material Adverse Effect” means (a) a material and adverse effect on the assets, properties, business, conditions (financial or otherwise), liabilities or results of operation of the Group taken as a whole; or (b) any event that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the transactions contemplated hereby or the performance by the Company of any of its obligations under this Agreement.

“Material Contracts” means the following Contracts entered into by any Group Company or to which any Asset, equity interest or shares of any Group Company is subject to:

(i) all Contracts relating to any credit, loan or facility arrangement, guarantee or other security arrangement, or indebtedness (other than intercompany indebtedness) (whether or not incurred, assumed, guaranteed or secured by any Asset of any Group Company) of more than US$5,000,000;

(ii) Contracts evidencing or relating to any obligations of any Group Company with respect to the issuance, sale, repurchase or redemption of any Equity Securities of any Group Company, excluding the ESOP and any grants of Equity Securities made pursuant to the ESOP;

(iii) Contracts with any exhibitors, film studios and distributors which involved payments to or from any Group Company in the most recent 12 month period of in excess of US$2,000,000;

(iv) all real property leases, subleases or other occupancies used by any Group Company or to which any of them is a party as lessee or lessor;

(v) all employment Contracts to which any Group Company is a party in excess of US$250,000 per annum;

(vi) Contracts evidencing partnerships or joint ventures (in each case excluding any revenue sharing arrangements) in which any Group Company has an interest;

(vii) Contracts by and between any Group Company, on the one hand, and any Affiliate of any Group Company, any other Person with whom any Group Company is not dealing at arm’s-length, any employee, officer or director of any Group Company or any entity (to the Knowledge of the Company) controlled by any employees, officers or directors of any Group Company, on the other hand;

(viii) leases of personal property under which any Group Company is the lessee and is obligated to make payments more than US$125,000 per annum;

(ix) Contracts relating to the acquisition or disposition of any capital stock, business or product line of any other Person entered into at any time during the last three (3) years;

(x) Contracts limiting the freedom of any Group Company to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area, or to solicit any individual or class of individuals for employment, other than theater agreements with theater operators entered into in the ordinary course of business containing such market or geographical area restrictions on IMAX theaters; and

(xi) any Contract not otherwise listed above involving payments to or from any Group Company in excess of US$5,000,000 per annum, individually or in the aggregate.

“Permitted Encumbrances” means (i) Encumbrances in respect of Taxes, if due, the validity of which is being contested in good faith by appropriate proceedings during which collection or enforcement is stayed and for which adequate reserves have been established in accordance with U.S. GAAP, or Encumbrances in respect of Taxes not yet due and payable, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business, and (iii) with respect to leasehold interests, mortgages and other Encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property.

“Principal Business” has the meaning given in the defined term “Business” in Section 2.1 of the Shareholders’ Agreement.

“Public Official” means any employee of a Governmental Authority, officer of a public international organization, or officer or employee of a state-owned enterprise.

“Related Party” means (a) IMAX Corp, IMAX Barbados or any other direct shareholder of any Group Company, (b) any director or senior officer of any Group Company, or (c) any Affiliate of any Group Company or any Person in (a) or (b).

“Tax” means (a) any and all applicable tax and taxes (including any value added, sales, franchise, excise, transfer, business, capital stock, income, windfall or other profits, gross receipts, gains, asset values, payroll, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth, withholding, estimated, use, registration, stamp, premium, property, or other tax, stamp or other duty, levy, impost, tariff, charge, fee, deduction, or withholding of any nature) imposed, levied, collected or assessed by any Governmental Authority in the PRC or elsewhere and includes any interest and penalties for late or non-payment of such tax or taxes and any additions thereto and (b) any liability for the payment of any amounts described in this definition as a result of being a member of an affiliated, consolidated, combined, unitary or similar group, as a result of transferor or successor liability, or as a result of the operation of Law; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement.

“Tax Returns” means all Cayman Islands, Hong Kong and China returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents, and any amendments thereof (including any related or supporting information or schedule attached thereto) filed or required to be filed (including electronically) with any Taxing Authority in connection with the determination, assessment or collection of any Tax or Taxes.

“Tax Sharing Agreement” means any Tax allocation agreement, Tax indemnification agreement, Tax sharing agreement or similar contract or arrangement, whether or not written.

“Taxing Authority” means any Governmental Authority responsible for or having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“U.S. GAAP” means generally accepted accounting principles in the United States.

Collective Warranties

As a material inducement to the Investors to consummate the transactions contained in this Agreement, the Company (for itself and on behalf of the other Group Companies) and IMAX Corp (where applicable) represents, warrants and undertakes to each Investor that the representations and warranties set forth in this Schedule 3 are true, accurate and complete as of the date hereof and as of the First Completion Date, other than as set forth in the Disclosure Schedule or otherwise Disclosed:

SECTION 1

CORPORATE MATTERS

1.1	Organization, Good Standing and Qualification. Each of the Group Companies has been duly incorporated and organized, and is validly existing in good standing, under the laws of its place of incorporation. Each of the Group Companies has the requisite capacity, power and authority to own and operate its Assets in connection with the conduct of its business as it is currently conducted and to carry on its business as it is currently conducted and as contemplated under the Basic Documents. Each of the Group Companies is duly qualified or licensed to do business in the jurisdiction in which such Group Company currently conducts business that requires such qualification or licensing, save for those matters that would not result in a Material Adverse Effect.

1.2	Charter Documents. The copies of the charter or constitutional documents of each Group Company that have been delivered to the Investors are true, complete and accurate and have embodied therein or annexed to them a copy of every resolution or agreement as is required by law to be embodied in or annexed to it, and set out completely the rights and restrictions attaching to each class of authorized share capital or equity holder of such Group Company. Such charter or constitutional documents are in full force and effect on the date of this Agreement, but shall be replaced on or prior to the First Completion Date by the Restated Articles. All legal and procedural requirements and other formalities concerning such charter or constitutional documents have been duly and properly complied with in all material respects.

1.3	Capitalization and Other Particulars. The particulars of (a) the share capital or registered capital, as the case may be, of each Group Company, in each case set forth in Part A, Part C and Part D of Schedule 1 to this Agreement, are true and accurate in all respects, (b) the other particulars of each Group Company, in each case set forth in Part A, Part C and Part D of Schedule 1 to this Agreement, are true and accurate in all material respects, and (c) the information set forth in Part B of Schedule 1 to this Agreement are true and accurate in all respects.

1.4	Options, Warrants and Reserved Shares.

(a)

Section 1.4 of the Disclosure Schedule sets forth the following information with respect to each award (including any option or cash award) granted pursuant to the ESOP outstanding as of the date hereof: (i) the name of the award recipient; (ii) the number of Shares (as defined in the Shareholders’ Agreement) subject to such award (as applicable); (iii) the exercise or purchase price of such award (as applicable); and (iv) the date on which such award was granted. Each grant of such awards was properly approved by the Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable laws. There are no commitments or agreements of any character to which IMAX Corp, the Company or any other Group Company is bound obligating IMAX Corp, the Company or any other Group Company to accelerate or otherwise alter the vesting of any award as a result of the transactions contemplated by the Basic Documents. The Equity Reserved for Management (as defined in the Shareholders’ Agreement) includes all of the outstanding awards that have been granted pursuant to the ESOP.

(b)	Other than as set out in the Basic Documents, as set out in the ESOP, or as required by applicable law, (a) there are no outstanding options, warrants, rights (including conversion or preemption rights) or agreements for the subscription for or purchase of any shares in the capital stock or registered capital of any Group Company or any securities convertible into or ultimately exchangeable or exercisable for any shares of capital stock or registered capital of any Group Company, (b) no shares in the capital stock or registered capital of any Group Company, or other shares issuable by any Group Company, are subject to any preemptive rights, rights of first refusal or other rights to subscribe for or purchase such shares (whether in favor of any Group Company or any other Person), pursuant to any agreement or commitment of any Group Company, and (c) all of the outstanding shares of each Group Company’s capital stock have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and have been issued in full compliance with the charter or constitutional documents and the requirements of all applicable laws and regulations.

1.5	Equity Interest of the Group Companies. IMAX Corp is the legal and beneficial owner of 100% of the issued shares in IMAX Barbados, which is the legal and beneficial owner of 100% of the issued shares in the Company. The Company is the legal and beneficial owner of 100% of the issued shares in HKCo. HKCo is the legal and beneficial owner of 100% of the equity interest in WFOE. Other than any options under the ESOP, there is no Encumbrance on, over or affecting any part of the equity interests in any Group Company and there is no agreement or commitment to give and create any Encumbrance over such equity interests other than the Basic Documents and as provided under applicable law. No claim has been made by any person to be entitled to any such Encumbrance and, to the Knowledge of the Company, there is no event or circumstance that may give rise to such claim.

1.6	Subsidiaries.

(a)	Save for HKCo and WFOE, the Company does not own any Equity Securities of, or other direct or indirect interest of any kind in, any other Person. Save for WFOE, HKCo does not own any Equity

Securities of, or other direct or indirect interest of any kind in, any other Person, and WFOE does not own any Equity Securities of, or other direct or indirect interest of any kind in, any other Person.

(b)	Other than the Group Companies, IMAX Corp and its Affiliates (other than the Group Companies) do not own any Equity Securities of, or other direct or indirect interest of any kind in, any Person that develops, conducts or otherwise engages in the Principal Business or any portion thereof in Greater China.

1.7	Corporate Records. The books and records of each Group Company have been maintained in accordance with good business practices and all applicable laws, save where failure to maintain such books and records is immaterial. The minute books of director (including committees thereof) and shareholder meetings of each Group Company, as previously made available to the Investors, contain, in all material respects, accurate and complete records of all such meetings and accurately reflect, in all material respects, all other material corporate action (whether taken by written consent or otherwise) of the shareholders and directors of each Group Company.

SECTION 2

AUTHORIZATION AND VALIDITY OF TRANSACTIONS

2.1	Authorization. Each of IMAX Corp and the Company has the requisite capacity, power and authority to execute, deliver and perform its obligations under this Agreement and the other Basic Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. All corporate action on the part of IMAX Corp and the Company necessary for (a) the authorization, execution, delivery of and the performance of all of the obligations of IMAX Corp and the Company under this Agreement, and (b) the authorization, issuance and allotment of the Class C Shares pursuant to this Agreement has been taken.

2.2	Valid Issuance and Sale of Class C Shares. The Class C Shares when issued and paid for as provided in this Agreement will upon First Completion or Second Completion (as the case may be) be duly validly issued, fully paid and non-assessable. The Class C Shares are free of Encumbrances other than those set out in the Basic Documents and any applicable securities or corporate laws.

2.3	Enforceability. This Agreement and the other Basic Documents have been duly and validly executed and delivered by IMAX Corp and the Company (only to the extent they are parties) and constitute the legal, valid and binding obligation of IMAX Corp and the Company enforceable against each of them in accordance with their respective terms, except where such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

2.4	No Breach. Neither the execution and delivery by IMAX Corp and the Company of this Agreement and the other Basic Documents to which it is a party and the performance by IMAX Corp and the Company of their obligations under this Agreement and the other Basic Documents nor the consummation of the transactions contemplated hereby or thereby, will:

(a)	breach, or constitute a default under the charter or constitutional documents of IMAX Corp or any Group Company (as applicable);

(b)	result in a breach of, or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any real property or Assets of any Group Company pursuant to, any Contract to which any Group Company is a party or by which any Group Company or its real property or Assets are bound, save for those matters that would not result in a Material Adverse Effect;

(c)	result in a violation, breach of or default under any law applicable to IMAX Corp or any Group Company, or conflict with any order of any court, Governmental Authority or arbitrator applicable to IMAX Corp or any Group Company or any of the real property or Assets of IMAX Corp or any Group Company, save for those matters that would not result in a Material Adverse Effect; or

(d)	require the Approval of any Person, save for those Approvals which are not material and which would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereunder or the performance of any Group Company of any of its obligations under this Agreement.

2.5	No Brokerage Fees. Save as set forth in Section 2.5 of the Disclosure Schedule, no Person is entitled to receive from any Group Company any finder’s fee, brokerage or commission in connection with this Agreement or anything contained herein.

2.6	Wells Fargo Consent. IMAX Corp has obtained written consent from Wells Fargo Bank, National Association (“Wells Fargo”) to the transactions contemplated under the Basic Documents, which consent is required under the Third Amended and Restated Credit Agreement entered into by IMAX Corp and Wells Fargo, among others, on February 7, 2013 (as amended, the “Credit Agreement”), and the Equitable Share Mortgage in Respect of Shares of IMAX China Holding, Inc. entered into by IMAX Barbados and Wells Fargo on February 7, 2013 (as amended, the “Share Mortgage”). The rights of the Class C Shareholders under the Shareholders’ Agreement (including but not limited to the put rights in Sections 2.4, 2.5 and 8 thereof, the right to dividends in Section 6.1 thereof, and the rights in Section 7 thereof) are not in any way restricted by the Credit Agreement or the Share Mortgage.

SECTION 3

LEGAL COMPLIANCE

3.1	Compliance with Laws.

(a)	Each Group Company has at all times carried on its business as currently conducted in compliance with all applicable laws in all respects, save for those matters that would not result in a Material Adverse Effect. There is no order, decree or judgment of any court or any Governmental Authority outstanding against any Group Company.

(b)	All Approvals have been obtained by each Group Company to enable such Group Company to carry on its business in the places and in the manner in which such business is now carried on and all such Approvals are valid and subsisting, save for those matters that would not result in a Material Adverse Effect. To the Knowledge of the Company, there is no fact or circumstance that would cause any such Approval to be suspended, cancelled or revoked or not be renewed or reissued upon or prior to their expiry.

3.2	Compliance with Anti-bribery, Anti-Corruption or Anti-money Laundering Laws.

(a)	None of the Group Companies and, to the Knowledge of the Company, no director, officer, agent, employee, or any other Person acting for or on behalf of the foregoing (individually and collectively, a “Company Affiliate”), has violated the U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption laws where such violation would have a Material Adverse Effect, nor has any Company Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Governmental Authority, to any political party or Public Official or to any person under circumstances where such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Public Official, for the purpose of:

(i)	(1) influencing any act or decision of such Public Official in his or her official capacity, (2) inducing such Public Official to do or omit to do any act in violation of his or her lawful duty, (3) securing any improper advantage, or (4) inducing such Public Official to influence or affect any act or decision of any Governmental Authority, or

(ii)	in order to assist any of the Group Companies in obtaining or retaining business for or with, or directing business to any member of the Group.

(b)	None of the directors or shareholders of the Group Companies is a Public Official.

3.3	Compliance with Economic Sanctions Laws. None of the Group Companies maintains or conducts, and has not maintained or conducted, any business,

investment, operation or other activity in the conduct of the Principal Business, and the ownership, operation or use of each of the Group Companies’ Assets in or with: (i) any country or Person targeted by any of the United States economic sanctions laws administered by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”); (ii) any Person appearing on the list of Specially Designated Nationals and Blocked Persons issued by OFAC; or (iii) any country or Person designated by the United States Secretary of the Treasury pursuant to the USA PATRIOT Act as being of “primary money laundering concern.”

3.4	Compliance with Export Control and Import Laws. In the past three (3) years, none of the Group Companies has conducted any business, investment or operation in violation of any applicable export control and import laws and has at all times obtained appropriate Approvals in connection with the export and importation of its products, except in each case matters which would not result in a Material Adverse Effect.

SECTION 4

OPERATIONS

4.1	Activities since Management Accounts Date. Save as Disclosed, since the Management Accounts Date, there has not been:

(a)	any interruption or alteration in the nature, scope or manner of the business of any Group Company, which has been carried on lawfully and in the ordinary and usual course of business, save for those matters that would not result in a Material Adverse Effect;

(b)	any alteration to the charter or constitutional documents of any Group Company or any other document or agreement establishing, evidencing or relating to the constitution or operation of any Group Company, other than in connection with the transactions contemplated hereunder;

(c)	save as otherwise contemplated in this Agreement or the other Basic Documents, any (i) authorization for issuance, issue, grant, sale, delivery, disposal of, pledge or other Encumbrance of any shares of its capital stock or securities or other equity interests (or registered share capital) of any Group Company or issuance of any rights to subscribe for or acquire any shares of capital stock or securities or other equity interests (or registered share capital) of any Group Company (other than the Class C Shares), (ii) split, combination, subdivision or reclassification of the outstanding capital stock or other equity interests (or registered share capital) of any Group Company or (iii) purchase, redemption or other acquisition or disposal, directly or indirectly, of any shares of the capital stock or other equity interests (or registered share capital) or securities of any Group Company;

(d)	any adverse change in any customer relationship, the business, operations, financial condition, position, assets or liabilities of any Group Company which would result in a Material Adverse Effect and there has been no damage, destruction or loss (whether or not covered by insurance) affecting any material assets which would result in a Material Adverse Effect;

(e)	material failure by any Group Company to pay its creditors in the ordinary course of business;

(f)	failure by any Group Company to repay any loan in whole or in part when due, nor has any Group Company become bound or liable to be called upon to repay prematurely any loan or other borrowed monies;

(g)	except in the ordinary course of business, any acquisition, sale, transfer or disposal of any Assets in excess of US$100,000;

(h)	any declaration or payment of any dividend or other distribution by any Group Company;

(i)	any change in any accounting methods, principles or practice, except as required by IFRS or U.S. GAAP (as applicable);

(j)	entry into any transaction other than on arms’ length terms and for full and proper consideration;

(k)	discharge or satisfaction of any Encumbrance, or payment of any obligation or liability (fixed or contingent), except in the ordinary course of business;

(l)	cancellation or compromise of any debt or claim or amendment, cancellation, termination, relinquishment, waiver or release of any contract or right except in the ordinary course of business;

(m)	any debt, obligation or liability incurred, assumed or guaranteed by any Group Company, or any material reduction in the overall value of the Assets of any Group Company, except for those amounts incurred in the ordinary course of business;

(n)	any surrender relating to group relief or any surrender of a Tax refund made or received by a Group Company, the making, changing or revoking of any material Tax election or material method of Tax accounting, any filing of a material amended Tax Return or a claim for refund of material Taxes, any material ruling request, closing agreement, or similar agreement with respect to Taxes entered into, or any material liability or assessment with respect to Taxes entered into;

(o)	institution or settlement of any material legal proceeding; and

(p)	entry into any agreement, whether in writing or otherwise, to take any of the actions set forth in paragraphs (b), (c) and (g) to (o) above.

4.2	The Group is engaged solely in the Principal Business and has no other business activities.

SECTION 5

ASSETS

5.1	Title to Assets. The Group Companies have good and valid title to, or a valid leasehold interest in or contractual right to use, all material Assets, free and clear from any Encumbrances other than Permitted Encumbrances. The shares in HKCo and the equity interest in WFOE are free and clear from any Encumbrances (other than those set out in the Basic Documents and under applicable laws).

5.2	Sufficiency of Assets.

(a)	The Assets (including the rights in the Intercompany Agreements) are sufficient for the continued conduct of the Principal Business after the First Completion Date in substantially the same manner as it was conducted prior to the First Completion Date and constitute all of the rights, property and assets necessary to conduct the Principal Business as currently conducted or presently proposed to be conducted.

(b)	Other than the Assets used under or pursuant to the Intercompany Agreements, Section 5.2 of the Disclosure Schedule sets forth by category all Assets currently used by the Group in the conduct of the Principal Business that is jointly owned or used by, provided by or otherwise shared with (pursuant to a Contract or otherwise), IMAX Corp or any of its Affiliates (other than the Group).

(c)	Except as set forth in Section 5.2(c) of the Disclosure Schedule, all Contracts with customers in the PRC, Taiwan, Hong Kong and Macau in the conduct of the Principal Business, and to which IMAX Corp is currently a party, which shall include, among others, all theatre agreements with exhibitors, have been duly and properly assigned by IMAX Corp or its Affiliates (other than the Group) to the relevant Group Company in accordance with the terms of such Contracts. All Assigned Contracts and Delegated Contracts are direct sale agreements and not revenue-sharing agreements (whether it is on full revenue-sharing or partial revenue-sharing basis).

5.3	Real Property. No Group Company owns any land, land use rights, buildings or real property.

5.4	Personal Property. All material tangible personal property used by any Group Company in, or in connection with, the Principal Business are in good repair and condition (taking into account their age, fair wear and tear and level of use), are in satisfactory working order and have been regularly and properly serviced and maintained.

5.5

Leases. Each of the Group Companies has good and valid leasehold interests in each parcel of leased real property, free and clear of any Encumbrances other than Permitted Encumbrances. All of the Group Company’s real property leases (the “Leases”) are in full force and effect, are valid and effective in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of generally applicability relating to or affecting creditors’ rights and to general principles of equity, and there is no material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by any Group Company or, to the Knowledge of the Company, by the other party to any such Lease.

5.6	Intellectual Property Rights.

(a)	All of the Intellectual Property required for the conduct of the Principal Business is (i) owned by IMAX Corp (and licensed to the relevant Group Company) or the relevant Group Company as the sole legal and beneficial owner free from Encumbrances (the “Owned IP”) or (ii) used by such Group Company in accordance with the terms of a current license from the owner of that Intellectual Property (the “IP Licenses”). None of such Intellectual Property has been wrongfully or unlawfully acquired by the relevant Group Company and no such claim has been made or threatened, nor, to the Knowledge of the Company, are there any grounds on which such a claim could be made.

(b)	Other than generally available or shrinkwrap licenses, the material particulars as to registration (and applications therefor) of the Owned IP, including priority and renewal dates, and true copies of all IP Licenses have been made available to the Investors. Except as provided in the IP Licenses, no Group Company is obligated to pay any royalties or other payments to any Person in respect of Intellectual Property used by the Group. No Group Company is in breach of any IP License or of any agreement under which any confidential business information was or is to be made available to it, save for those matters that would not result in a Material Adverse Effect.

(c)	Except in the ordinary course of business (including the entering into of trademark license agreements with theater exhibitors and distributors), no Group Company has entered into any agreement, arrangement or understanding for the licensing, or otherwise permitting the use or exploitation by any third party, of the Owned IP or which prevents, restricts or otherwise inhibits any Group Company’s freedom to use and exploit the Owned IP.

(d)	To the Knowledge of the Company, the processes and methods employed, the services provided, the businesses conducted and the products manufactured, used or dealt in by each Group Company does not, or at the time of being employed, provided, conducted, manufactured, used or dealt in did not, infringe the rights of any other Person in any Intellectual Property, save for those matters that would not result in a Material Adverse Effect.

(e)	To the Knowledge of the Company, there is not, nor has there been at any time, any unauthorized use or infringement by any Person of any of the Intellectual Property owned, licensed, used or otherwise required for the business of any Group Company, and, to the Knowledge of the Company, no Person has threatened any such infringement, save for those matters that would not result in a Material Adverse Effect.

(f)	The Owned IP, and the validity or subsistence of IMAX Corp or the Group’s right, title and interest therein, is not the subject of any current, pending or threatened challenge, claim or proceedings, including for opposition, cancellation, revocation or rectification, and there are no facts or matters which might give rise to any such challenge, claim or proceedings, except for such challenges, claims or proceedings which would not result in a Material Adverse Effect.

(g)	Each of the Group Companies has taken all reasonable steps open to it to preserve its Owned IP. All renewal fees regarding its Intellectual Property have been paid in full, except for non-payment of such renewal fees which would not result in a Material Adverse Effect.

SECTION 6

MATERIAL CONTRACTS

6.1	Material Contracts. True and complete copies of all of the Material Contracts have been made available to the Investors. No Group Company is a party to or bound by or has any material liability under any Material Contract other than the Material Contracts that are set forth in the Disclosure Schedule. Each Material Contract set forth in the Disclosure Schedule and the Assigned Contracts and Delegated Contracts have been duly authorized, executed and delivered by such Group Company, is in full force and effect, constitutes the valid and binding obligation of such Group Company enforceable against such Group Company and, to the Knowledge of the Company, constitutes the valid and binding obligation of such other party enforceable against such other party in accordance with its terms, except where such enforceability may be limited by applicable bankruptcy, insolvency reorganization, moratorium or similar laws affecting creditors’ rights generally.

6.2	No Breach. None of the Group Companies or IMAX Corp, as applicable, and, to the Knowledge of the Company, no counter party thereto is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any Material Contract set forth in the Disclosure Schedule, nor is any Group Company or IMAX Corp, as applicable, in receipt of any claim (written or otherwise) of default. None of the Group Companies or IMAX Corp, as applicable, and, to the Knowledge of the Company, no counter party thereto is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in the Assigned Contracts or Delegated Contracts, nor is any Group Company or IMAX Corp, as applicable, in receipt of any claim (written or otherwise) of default. To the Knowledge of IMAX Corp or the Company, as applicable, there is no invalidity or grounds for termination, avoidance, rescission or repudiation of any Material Contract, Assigned Contract or Delegated Contract to which any Group Company or IMAX Corp, as applicable, is a party.

6.3	Related Party Transactions. Save as set forth in Section 6.3 of the Disclosure Schedule, there are no contracts, understandings or transactions between any Group Company on the one hand and any Related Party of any Group Company on the other hand and no Related Party of any Group Company is indebted to any Group Company.

SECTION 7

EXHIBITORS, FILM STUDIOS AND DISTRIBUTORS

7.1	Exhibitors, Film Studios and Distributors. A list of the (a) ten (10) largest exhibitors under theatre agreements with the Group (determined on the basis of aggregate revenues recognized by the Group over the fiscal year ended December 31, 2013) (each, a “Major Exhibitor”), (b) five (5) largest film studios under DMR production services agreements with the Group (determined on the basis of aggregate revenues recognized by the Group over the fiscal year ended December 31, 2013) (each, a “Major Studio”), and five (5) largest distributors under distribution agreements with the Group (determined on the basis of aggregate revenues recognized by the Group over the fiscal year ended December 31, 2013) (each, a “Major Distributor”) has been provided to the Investors. None of the Group Companies has received any written notice or communication from any Major Exhibitor, Major Studio or Major Distributor that it intends to terminate, or not renew, its relationship with such Group Company.

SECTION 8

TAX MATTERS

8.1	Tax Matters.

(a)	All Taxes due and payable by the Group Companies in respect of all periods ending on or prior to the First Completion Date, have been paid in accordance with applicable tax laws. The liability for Taxes of the Group Companies as of the First Completion Date reflected in the Management Accounts will be sufficient in all material respects to provide for (i) all interest, penalties, assessments or deficiencies, if any, which are due and unpaid and (ii) the appropriate accrual for other unpaid Taxes not yet due.

(b)	All Tax Returns filed or required to be filed with respect to any period up to the First Completion Date by or on behalf of the Group Companies have been made in accordance with applicable law and are true, correct and complete in all material respects and none of them is the subject of any open dispute with the relevant Taxing Authority as of the date of this Agreement, except for any defaults in filing which are not material.

(c)

There are no material liabilities of Taxes in respect of which a Tax claim or assertion of deficiency has been made against any Group Company from a Tax Authority. To the Knowledge of the Company, no Tax Return of any Group Company is currently being examined or audited by any Taxing Authority or is the subject of any administrative or judicial proceeding, no such audit or examination or other administrative or judicial proceeding is threatened by any Taxing Authority, and there are no outstanding agreements or waivers extending the statute of limitations applicable to any Tax Return. Each Group Company has kept and preserved all material records and information, according to the requirements of the relevant laws, as may be needed to enable it to deliver correct and complete Tax Returns to all relevant Taxing Authorities for all periods for which such Tax Returns and declarations are required by relevant Tax laws.

(d)	All material transactions between the Group Companies have been and are on fully arm’s length terms.

(e)	All material Taxes that the Group Companies are obligated to withhold or collect from amounts owing to any employee, creditor or third party have been, within the time and in the manner prescribed by applicable law, withheld or collected and paid over to the proper Taxing Authority and the Group Companies have complied in all material respects with applicable law relating to the payment and withholding of Taxes and Tax information reporting, collection and retention. No Group Company is currently, or has been, party to any Tax Sharing Agreement.

(f)	No claim has been made by a Taxing Authority in any jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction or required to file Tax Returns in that jurisdiction.

(g)	No Group Company will be a “passive foreign investment company” as defined in the U.S. Internal Revenue Code of 1986, as amended, in the taxable year that includes the First Completion Date.

(h)	No Group Company has requested or received any Tax ruling, transfer pricing agreement, or similar agreement or entered into any closing agreement with any Taxing Authority.

(i)	Save as Disclosed, no Group Company has effected any transactions in respect of which any consent or clearance from any Taxing Authority was required or required to be sought.

(j)	All documents to which each Group Company is a party or which form part of such Group Company’s title to any asset or in the enforcement of which such Group Company is or may be interested which are subject to stamp or similar duty have been duly stamped and, where appropriate or necessary, adjudicated, except for any defaults in stamping which are not material.

(k)	Each Group Company has been resident for Tax purposes in its jurisdiction of incorporation and nowhere else at all times since its incorporation and will be so resident at the First Completion Date.

SECTION 9

EMPLOYEE MATTERS

9.1	Employee and Labor Relations.

Save as Disclosed:

(a)	Each Group Company has conducted, and conducts, the Principal Business with respect to its employees in a manner that complies, in all material respects, with all applicable laws relating to employment and employment practices, terms and conditions of employment, immigration and wages and hours and no claims, disputes, actions or proceedings are pending or threatened with respect to the employees or former employees of any Group Company under such laws or the employment of the employees.

(b)	There has not been in the last two years any strike, slowdown, work stoppage or lockout or similar activity or, to the Knowledge of the Company, threat thereof, involving the Principal Business.

(c)	No Group Company is a party to or bound by any collective bargaining agreement or other labor union contract applicable to any employees of the Group Companies. There are no labor unions or other organizations representing, purporting to represent or attempting to represent any of the employees.

(d)	Except for the ESOP, no Group Company is a party to, or has issued any shares or options over any shares to any of its employees pursuant to, any plan providing incentives to any of its employees involving securities or which are securities based, in which any employees can participate, including share option plans, long term incentive plans, restricted share plans and share incentive plans.

9.2	Employees. A complete list of the employees of the Group, whether as a secondee or employee, has been made available to the Investors. Other than the employees disclosed in the Disclosure Schedule or pursuant to the Intercompany Agreements, no individual works for, whether as an employee or secondee, any of the Group Companies.

9.3	ESOP. The Company has furnished or made available to the Investors a true and complete copy of the ESOP. The ESOP has been administered in all material respects in accordance with its terms. The Company has paid all amounts required or has made adequate provision in the Management Accounts for the ESOP.

SECTION 10

FINANCIAL MATTERS

10.1

Pro Forma Accounts. The Company has made available or delivered to the Investors copies of the Management Accounts. The Management Accounts have been prepared in accordance with agreed-upon procedures between the

Company and the Investors and in accordance with U.S. GAAP (except as otherwise agreed between the Company and the Investors), applied on a consistent basis, timely and properly recorded and fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, identified therein. The Management Accounts are complete, accurate and not materially misleading and do not materially misstate the assets and liabilities of the Group as of September 30 or December 31 (as applicable) of the relevant year or the profit or loss of the Group as of the periods covered thereby. The profits or losses of the Company for the periods covered by the Management Accounts have not in any material way been affected by any unusual or non-recurring or exceptional items or by any other matter which has rendered such profits or losses unusually high or low.

10.2	Financial Books and Records. The financial books and records of the Group Companies have been maintained in accordance with customary business practices and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, (i) the consolidated financial position of the Group Companies and (ii) all transactions of the Group Companies. The Company has not received any advice or notification from its independent accountants that the Company has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of any Group Company any properties, assets, liabilities, revenues, expenses, equity accounts or other accounts.

10.3	Provision for Liabilities. Full provision has been made in the Management Accounts for all actual liabilities of the Group and full provision (or note) in accordance with the applicable generally accepted accounting principles and practices and has been made therein for all other liabilities of the Group then outstanding whether contingent, un-quantified or disputed or capital or burdensome commitments and deferred or provisional Tax, other than immaterial liabilities incurred in the ordinary course of business. The year-end balance sheet of the Company as of December 31, 2013 delivered pursuant to Section 4.2(a)(ix) is true and accurate in all material respects.

10.4	Provision for Taxes. Full provision or reserve has been made in the Management Accounts for all Tax including deferred or provisional Tax in respect of all accounting periods ending on or before the Management Accounts Date for which the Group was then or might at any time thereafter become or have become liable including Tax liable to be assessed, charged, or imposed:

(a)	on or in respect of or by reference to the profits, gains or income (as computed for Tax purposes) arising or accruing or deemed to arise or accrue for any period ended on or before the Management Accounts Date; or

(b)	in respect of any event occurring or deemed to occur before the Management Accounts Date including distributions made or deemed to be made before, and charges on profits, income or assets on or before, such date.

10.5	Undisclosed Liabilities. The Group has no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (a) those which are adequately reflected or reserved against in the Management Accounts as of the Management Accounts Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Management Accounts Date and which are not, individually or in the aggregate, material in amount.

SECTION 11

ACTIONS

11.1	Actions.

(a)	No Group Company is engaged in or the subject of any litigation, arbitration, suit, claim, action, demand letter, or any judicial, administrative, regulatory or criminal proceeding, hearing or investigation (collectively, “Action”), whether as plaintiff, defendant or otherwise involving an amount in excess of US$1 million. No Action which would result in a Material Adverse Effect is pending, or, to the Knowledge of the Company, threatened or expected by or against any Group Company and there is no fact or circumstance likely to give rise to any Action which would result in a Material Adverse Effect.

(b)	None of the Group Companies nor any material property or Asset of any Group Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, any Governmental Authority, or any writ, judgment, injunction, determination or award of any Governmental Authority.

11.2	No Insolvency. No order has been made and no resolution has been passed for the winding up of any Group Company or for a provisional liquidator to be appointed in respect of any Group Company and no petition has been presented and no meeting has been convened for the purpose of winding up or dissolving any Group Company. No receiver has been appointed in respect of any Group Company or all or any of its assets. No Group Company is insolvent or unable to pay its debts as they fall due.

SECTION 12

INSURANCE

12.1

Insurance. True and complete copies of all insurance policies in respect of the Group have been made available to the Investors. Such insurance policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. All such insurance policies (a) are valid and binding in accordance with their terms; (b) are of the type and in the amounts customarily carried by Persons conducting a business similar to the Group and are sufficient for compliance with all applicable laws and Contracts to which any of the Group Companies is a party or by which the Assets are bound; and (c) have not been subject to any lapse in coverage. There are no claims related to the Principal Business pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

SCHEDULE 4

INVESTOR WARRANTIES

Each Investor represents, warrants and covenants to the Company that the representations and warranties set forth in this Schedule 4 are true with respect to itself as of the date hereof and as of the First Completion Date:

1.	Authorization. The Investor has been duly incorporated and organized, and is validly existing in good standing, under the laws of its place of incorporation. The Investor has full power and authority to enter into this Agreement and the other Basic Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby, and, assuming due and valid execution and delivery hereof, this Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. All corporate action on the part of the Investor necessary for (a) the authorization, execution, delivery of and the performance of all of the obligations of the Investor under this Agreement and the other Basic Documents to which it is a party, and (b) the subscription for the Subscribed Shares has been taken.

2.	No Breach. The execution and delivery by the Investor of this Agreement and the other Basic Documents to which it is a party and the performance by the Investor of its obligations under this Agreement and the other Basic Documents to which it is a party do not:

(a)	breach, or constitute a default under its charter or constitutional documents;

(b)	result in a material breach of, or constitute a material default under, any Contract to which it is a party or by which it or its real property or assets are bound;

(c)	result in a material violation, breach of or default under any law applicable to it; or

(d)	require the consent or approval of any Person, save for those consents or approvals where failure to obtain such consents or approvals would prevent or materially delay, or would reasonably be expected to prevent or materially delay, consummation of the transactions contemplated hereby or the performance by the Investor of any of its obligations under this Agreement.

3.	Purchase Entirely for Own Account. The Class C Shares to be acquired pursuant to this Agreement will be acquired by the Investor for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

4.	Restricted Securities. The Investor understands that the Class C Shares it is subscribing for are characterized as “restricted securities” under U.S. federal securities laws in as much as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Act”) only in certain limited circumstances. In this connection, the Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

5.	Status of Investor. The Investor is (i) subscribing and purchasing the Class C Shares outside the United States in reliance on an exemption from the registration requirements of U.S. federal and state securities laws under Regulation S under the Act or (ii) an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Act.

6.	No restriction. There is no restriction upon the Investor with respect to the applicable laws of the jurisdiction where the Investor is incorporated preventing it from subscribing for or purchasing the Class C Shares.

EXHIBIT A

FORM OF RESTATED ARTICLES

EXHIBIT B

FUNDS FLOW MEMORANDUM

[see attached]